Form N-SAR
Sub-Item 77K:  Changes in registrant's certifying accountant

The following summarizes the disclosure requirements for the exhibit. Please consult
Form N-SAR, Form 8-K and Regulation S-K for a complete reading of the requirements.

Sub-Item 77K of Form N-SAR requires a registrant to provide the information called for by Item 4 of Form 8-K under the Securities Exchange Act of 1934. Unless otherwise specified by Item 4 of
 Form 8-K, or related to and necessary for a complete understanding, the information should relate to events occurring during the reporting period.

Item 4 of Form 8-K requires that if an independent accountant, who was previously engage as the principal accountant, resigns or is dismissed, a registrant must provide the information required by Item 304(a)(1), including compliance with Item 304(a)(3) of Regulation S-K.

			*		*		*		*

The following exhibits are to be used for either a 6-month N-SAR or a 12-month N-SAR, as applicable.
The first paragraph of the exhibit discusses the dismissal and subsequent resignation of the original auditing firm and their auditing history for the either the past two fiscal years or the past six months, as applicable. The second paragraph discusses the engagement of the new auditing firm and their responsibility for providing auditing services for the upcoming fiscal year end.

FOR FUNDS AT A SEMI

On May 19, 1999, Arthur Andersen LLP ("AA") resigned as the Trust's independent auditors. This resignation followed the Trust's May 19, 1999 dismissal of AA as the independent auditors by action of the Trust's Board of Trustees upon the recommendation of the Audit
Committee of the Board of Trustees. During the six month period ending May 31, 1999 ( the "Period"), (i ) AA did not issue any report on the Trust's financial statements, (ii) there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AA, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such period, nd (iii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On May 19, 1999, the Trust by action of its Board of Trustees engaged Deloitte & Touche LLP ("D&T") as the independent auditors for purposes of auditing the Trust's financial statements for the fiscal year ending
November 30, 1999. During the Period, neither the
Trust, nor anyone on the Trust's behalf has consulted
D&T on items which (i) concerned the application accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or (ii) concerned the subject of a disagreement ( as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events ( as described in paragraph (a)(1)(v) of said Item 304).